EXHIBIT INDEX

99.1           News Release Dated October 22, 2007.

CONTACT:	Connie Hamblin	RELEASE: October 22, 2007
(616) 772-1800

GENTEX REPORTS RECORD THIRD QUARTER RESULTS

ZEELAND, Michigan, October 22, 2007 -- Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record financial results for the third quarter and nine-month periods ended September 30, 2007.

The Company’s net sales increased by 15 percent from $141.3 million in the third quarter of 2006 to a third quarter record $162.5 million in the third quarter of 2007.  Net income for the third quarter of 2007 increased by 23 percent to $29.8 million compared with $24.3 million in the third quarter last year. Earnings per diluted share increased to 21 cents in the third quarter of 2007 compared with 17 cents in the third quarter of 2006.

 For the first nine months of 2007, net sales increased by 14 percent to $483.2 million compared with $422.7 million in the first nine months of 2006.  Net income for the first nine months of 2007 increased by 16 percent to $90.3 million compared with $77.9 million in the first nine months of 2006.  Earnings per diluted share increased by 21 percent to 63 cents for the first nine months of 2007 compared with 52 cents for the same period in calendar 2006.

During the third quarter of 2007, the Company’s quarterly financial results were negatively impacted by approximately $1.6 million (pre-tax) in expenses related to litigation between the Company and K.W. Muth and Muth Mirror Systems LLC.  The litigation, as previously announced, relates to exterior mirrors with turn signal indicators.

“We are pleased that we reported another good quarter of growth and other positive operating improvements,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “Mirror unit shipments for the third quarter of 2007 increased by 15 percent, but automotive revenues increased by 16 percent due to a richer mix of mirror products shipped during the quarter.  For the current quarter, unit shipments in North America increased by 18 percent, primarily due to increased interior mirror unit shipments for certain domestic and Asian transplant automakers.  Increased penetration at certain of our Asian and European automotive customers was the primary factor in achieving a 13 percent increase in our offshore unit shipments.”

Gentex Senior Vice President Enoch Jen provided certain guidance for the fourth quarter.

“For the fourth quarter of 2007, we anticipate that our mirror unit shipments and revenues will increase by approximately 10-15 percent over the same prior-year period, based on the current forecast for product mix.”

Jen also said that based on the current fourth quarter forecast, the gross margin in the fourth quarter is expected to be similar to the gross margin in the second quarter of 2007.  On a year-over-year basis, the Company significantly improved its gross margin from 33.9% in the third quarter of 2006 to 35.1% in the third quarter of 2007, primarily due to higher growth rates that allowed the Company to better leverage its fixed overhead costs, purchasing cost reductions and improved manufacturing yields.

Jen said that the Company’s current fourth quarter 2007 forecast is based on CSM’s preliminary mid-October forecast for light vehicle production of 3.6 million units for North America, 5.5 million units for Europe and 3.9 million units for Japan and Korea.  The Company's current calendar year 2007 forecast is based on CSM’s 2007 calendar year projection of 15.0 million units for North America, 21.5 million units for Europe and 14.7 million units for Japan and Korea.

Total auto-dimming mirror unit shipments in the third quarter of 2007 were approximately 3.7 million, a 15 percent increase over the same period last year.  Auto-dimming mirror unit shipments increased by 13 percent to 11.4 million for the first nine months of 2007, compared with the same prior-year period.

Auto-dimming mirror unit shipments to customers in North America increased by 18 percent to approximately 1.6 million in the third quarter of 2007 compared with the same quarter last year.  North American light vehicle production was up four percent in the third quarter of 2007 compared with the same period in 2006.  For the first nine months of 2007, auto-dimming mirror unit shipments to customers in North America increased by nine percent to approximately 5.0 million compared with the same period last year.  North American light vehicle production declined by two percent for the first nine months of 2007 compared with the same period in 2006.

Unit shipments to offshore customers increased by 13 percent to approximately 2.1 million in the third quarter of 2007 compared with the same period in 2006. Light vehicle production in Europe increased by six percent, and production increased by five percent in Japan and Korea, in the third quarter of 2007, compared with the same prior year period.

Automotive revenues increased by 16 percent to $156.5 million in the third quarter of 2007 compared with the same period last year, and increased by 15 percent to $464.8 million for the first nine months of 2007, compared with the first nine months of 2006.  Fire Protection revenues decreased by three percent to $6.0 million for the third quarter of 2007 compared with the third quarter of 2006, and were approximately flat at $18.4 million for the first nine months of 2007, compared with the same period in 2006.

Non-GAAP Financial Measure

The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” [FAS 123(R)]. This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

The Company’s management uses this non-GAAP information internally to help assess performance in the current period versus historical performance (especially prior periods where this non-cash charge was not included). Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s relative market share, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company's filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Sales	$162,524,803	$141,265,647	$483,210,597	$422,677,471

Costs and Expenses
Cost of Goods Sold	105,522,931	93,387,125	313,933,117	275,669,763
Engineering, Research & Development	13,251,945	10,536,334	37,974,076	30,658,131
Selling, General & Administrative	9,112,808	7,737,384	26,212,009	23,041,411
Other Expense (Income)	(9,215,954)	(6,103,269)	(27,197,260)	(20,769,939)

Total Costs and Expenses	118,671,730	105,557,574	350,921,942	308,599,366

Income Before Provision for Income Taxes	43,853,073	35,708,073	132,288,655	114,078,105

Provision for Income Taxes	14,026,590	11,370,152	42,008,356	36,133,077

Net Income	$29,826,483	$24,337,921	$90,280,299	$77,945,028

Earnings Per Share
Basic	$0.21	$0.17	$0.63	$0.52
Diluted	$0.21	$0.17	$0.63	$0.52
Weighted Average Shares:
Basic	143,496,082	144,879,673	142,740,287	149,871,596
Diluted	144,842,628	145,092,084	143,699,262	150,441,525

Cash Dividends Declared per Share	$0.105	$0.095	$0.295	$0.275

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	Sept 30,	Dec 31,
	2007	2006
ASSETS
Cash and Short-Term Investments	$380,944,140	$328,227,710
Other Current Assets	138,806,947	118,650,384

Total Current Assets	519,751,087	446,878,094

Plant and Equipment - Net	198,135,164	184,134,373
Long-Term Investments and Other Assets	170,304,031	154,015,933

Total Assets	$888,190,282	$785,028,400

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$70,314,815	$57,362,978
Long-Term Debt	0	0
Deferred Income Taxes	26,629,722	24,971,133
Shareholders' Investment	791,245,745	702,694,289

Total Liabilities & Shareholders' Investment	$888,190,282	$785,028,400

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Domestic Interior	1,235	978	26%	3,661	3,207	14%
Domestic Exterior	412	414	-0.5%	1,322	1,370	-4%
Total Domestic Units	1,647	1,392	18%	4,983	4,578	9%

Foreign Interior	1,443	1,248	16%	4,503	3,808	18%
Foreign Exterior	615	569	8%	1,872	1,625	15%
Total Foreign Units	2,059	1,818	13%	6,375	5,433	17%

Total Interior Mirrors	2,678	2,226	20%	8,164	7,015	16%
Total Exterior Mirrors	1,028	984	4%	3,193	2,995	7%
Total Mirror Units	3,706	3,210	15%	11,358	10,010	13%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF INCOME RECONCILIATION
NON-GAAP MEASUREMENT TO GAAP

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP 2007 vs. 2006 % Change	Non-GAAP 2007 vs. 2006 % Change

Net Sales	$162,524,803	$0	$162,524,803	$141,265,647	$0	$141,265,647	15.0%	15.0%

Costs and Expenses
Cost of Goods Sold	105,522,931	(602,146)	104,920,785	93,387,125	(565,696)	92,821,429	13.0%	13.0%
Engineering, Research & Development	13,251,945	(634,777)	12,617,168	10,536,334	(604,667)	9,931,667	25.8%	27.0%
Selling, General & Administrative	9,112,808	(693,911)	8,418,897	7,737,384	(636,647)	7,100,737	17.8%	18.6%
Other Expense (Income)	(9,215,954)	0	(9,215,954)	(6,103,269)	0	(6,103,269)	51.0%	51.0%

Total Costs and Expenses	118,671,730	(1,930,834)	116,740,896	105,557,574	(1,807,010)	103,750,564	12.4%	12.5%

Income Before Provision for Income Taxes	43,853,073	1,930,834	45,783,907	35,708,073	1,807,010	37,515,083	22.8%	22.0%

Provision for Income Taxes	14,026,590	1,083,410	15,110,000	11,370,152	540,848	11,911,000	23.4%	26.9%

Net Income	29,826,483	847,424	30,673,907	$24,337,921	$1,266,162	$25,604,083	22.6%	19.8%

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006
	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP	Stock Option Expense	(Non-GAAP Exlcuding Stock Option Expense)	GAAP 2007 vs. 2006 % Change	Non-GAAP 2007 vs. 2006 % Change

Net Sales	$483,210,597	$0	$483,210,597	$422,677,471	$0	$422,677,471	14.3%	14.3%

Costs and Expenses
Cost of Goods Sold	313,933,117	(1,776,564)	312,156,553	275,669,763	(1,683,057)	273,986,706	13.9%	13.9%
Engineering, Research & Development	37,974,076	(1,910,338)	36,063,738	30,658,131	(1,881,448)	28,776,683	23.9%	25.3%
Selling, General & Administrative	26,212,009	(1,795,698)	24,416,311	23,041,411	(1,712,395)	21,329,016	13.8%	14.5%
Other Expense (Income)	(27,197,260)	0	(27,197,260)	(20,769,939)	0	(20,769,939)	30.9%	30.9%

Total Costs and Expenses	350,921,942	(5,482,600)	345,439,342	308,599,366	(5,276,900)	303,322,466	13.7%	13.9%

Income Before Provision for Income Taxes	132,288,655	5,482,600	137,771,255	114,078,105	5,276,900	119,355,005	16.0%	15.4%

Provision for Income Taxes	42,008,356	3,469,644	45,478,000	36,133,077	1,762,923	37,896,000	16.3%	20.0%

Net Income	90,280,299	2,012,956	92,293,255	$77,945,028	$3,513,977	$81,459,005	15.8%	13.3%

End of Filing